Exhibit 3.2

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

W Technologies, Inc.

W Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.    The name of the corporation is W Technologies, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was May 16, 1996 (as amended to date, the “Certificate of Incorporation”).

2.    This Certificate of Amendment to Certificate of Incorporation (this “Certificate of Amendment”) amends and restates paragraph “FIRST” of the Certificate of Incorporation in its entirety to provide as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Descrypto Holdings, Inc.

3.    The remaining provisions of the Certificate of Incorporation not affected by the aforementioned amendments shall remain in full force and shall not be affected by this Certificate of Amendment.

4.    This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Corporation is not required.

5.    The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be December 31, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 2nd day of November, 2021.

By:          /s/ Aleksandr Rubin

Name:     Aleksandr Rubin

Title:       Chief Executive Officer